
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS-III LIMITED PARTNERSHIP

<PERIOD-TYPE>                                           12-MOS
<FISCAL-YEAR-END>                                       Dec-31-1999
<PERIOD-END>                                            Dec-31-1999
<CASH>                                                   19,237,377
<SECURITIES>                                             47,878,238<F1>
<RECEIVABLES>                                               645,696
<ALLOWANCES>                                                      0
<INVENTORY>                                                       0
<CURRENT-ASSETS>                                            665,196<F2>
<PP&E>                                                            0
<DEPRECIATION>                                                    0
<TOTAL-ASSETS>                                           68,426,507
<CURRENT-LIABILITIES>                                        19,548
<BONDS>                                                           0
<PREFERRED-MANDATORY>                                             0
<PREFERRED>                                                       0
<COMMON>                                                 68,405,990<F3>
<OTHER-SE>                                                      969<F4>
<TOTAL-LIABILITY-AND-EQUITY>                             68,426,507
<SALES>                                                           0
<TOTAL-REVENUES>                                          6,701,135<F5>
<CGS>                                                             0
<TOTAL-COSTS>                                                     0
<OTHER-EXPENSES>                                          1,839,559<F6>
<LOSS-PROVISION>                                                  0
<INTEREST-EXPENSE>                                                0
<INCOME-PRETAX>                                           4,930,576
<INCOME-TAX>                                                      0
<INCOME-CONTINUING>                                       4,930,576
<DISCONTINUED>                                                    0
<EXTRAORDINARY>                                                   0
<CHANGES>                                                         0
<NET-INCOME>                                              4,930,576
<EPS-BASIC>                                                       0
<EPS-DILUTED>                                                     0<F7>

<F1>Includes   Participating  Insured  Mortgages  ("PIMs")  of  $34,929,389  and
    Mortgage-Backed Securities ("MBS") of $12,948,849.

<F2>Includes  prepaid  acquisition  fees  and  expenses  of  $2,921,471  net  of accumulated amortization of $2,431,337 and prepaid participation servicing fees of $1,788,866 net of accumulated amortization of $888,187.

<F3>Represents  total equity of General Partners and Limited  Partners.  General
    Partners deficit of ($187,219) and Limited Partners equity of $68,593,209.

<F4>Unrealized gain on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $1,106,566 of amortization of prepaid fees and expenses.

<F7>Net income allocated  $147,917 to the General Partners and $4,782,659 to the
    Limited Partners. Average net income per Limited Partner interest is $.37 on 12,770,261 Limited Partner interests outstanding.

